EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENT

	Nine months ended
	September 30,		Year ended December, 31,
	2013	2012	2012	2011	2010	2009	2008
	($ in thousands)
Earnings:
1. Income (loss) before income taxes	$(1,498)	$7,751	$6,111	$(3,024)	$3,861	$(2,694)	$(1,992)
2. Add: Interest expense	15,828	5,710	8,479	6,037	10,788	17,976	23,021

3. Earnings including interest on deposits	14,330	13,461	14,590	3,013	14,649	15,282	21,029
4. Less: Interest expense on deposits	10,386	4,285	5,960	4,989	7,933	12,799	17,512

5. Earnings excluding interest on deposits	$3,944	$9,176	$8,630	$(1,976)	$6,716	$2,483	$3,517
Fixed charges:
6. Interest expense (Line 2)	$15,828	$5,710	$8,479	$6,037	$10,788	$17,976	$23,021
7. Interest portion on rental expense	1,569	619	1,025	202	124	124	116

8. Including interest on deposits and capitalized interest	17,397	6,329	9,504	6,239	10,912	18,100	23,137
9. Less interest expense on deposits (Line 4)	10,386	4,285	5,960	4,989	7,933	12,799	17,512

10. Total fixed charges, excluding interest on deposits	$7,011	$2,044	$3,544	$1,250	$2,979	$5,301	$5,625
Fixed charges and preferred stock dividends:
11. Interest expense (Line 2)	$15,828	$5,710	$8,479	$6,037	$10,788	$17,976	$23,021
12. Interest portion on rental expense	1,569	619	1,025	202	124	124	116
13. Preferred stock dividends	2,128	1,797	2,343	921	1,655	1,729	188

14. Including interest on deposits, capitalized interest and preferred stock dividends	19,525	8,126	11,847	7,160	12,567	19,830	23,325
15. Less interest expense on deposits (Line 4)	10,386	4,285	5,960	4,989	7,933	12,799	17,512

16. Total fixed charges and preferred stock dividends, excluding interest on deposits	$9,139	$3,841	$5,887	$2,171	$4,634	$7,031	$5,813
Ratio of earnings to fixed charges:
Excluding interest on deposits (Line 5 divided by Line 10)	0.56	4.49	2.44	(1.58)	2.25	0.47	0.63
Including interest on deposits (Line 3 divided by Line 8)	0.82	2.13	1.54	0.48	1.34	0.84	0.91
Deficiency	$3,067	$—	$—	$3,226	$—	$2,818	$2,108
Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits (Line 5 divided by Line 16)	0.43	2.39	1.47	(0.91)	1.45	0.35	0.61
Including interest on deposits (Line 3 divided by Line 14)	0.73	1.66	1.23	0.42	1.17	0.77	0.90
Deficiency	$5,195	$—	$—	$4,147	$—	$4,548	$2,296